Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective May 11, 2009 by and between Tesco Corporation, a corporation organized under the laws of the Province of Alberta, Canada (hereinafter referred to as “Employer” or the “Company”) and Fernando Assing (hereinafter referred to as “Executive”). Employer and Executive are collectively referred to herein as the “Parties,” and individually referred to as a “Party.”

RECITALS:

WHEREAS, Employer desires to employ Executive on a continuing basis;

WHEREAS, Executive desires to be employed by Employer pursuant to all of the terms and conditions hereinafter set forth; and

WHEREAS, Executive will have access to Employer’s Confidential Information as a result of his employment with Employer.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is AGREED as follows:

AGREEMENT:

1.	Purpose. The purpose of this Agreement is to formalize the terms and conditions of Executive’s employment with Employer. The recitals contained herein represent both Parties’ intentions with respect to the terms and conditions covered and cannot be amended during the term of the Agreement except by written addendum to the Agreement signed by both Parties.

2.	Definitions. For the purposes of this Agreement, the following words shall have the following meanings:

(a)	“Affiliate” shall mean any Person, or any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. With respect to any amount under this Agreement that is deferred compensation subject to Code Section 409A, for the purposes of Code Section 409A only, Affiliate shall mean all Persons with whom the Employer would be considered a single employer under Code Section 414(b) or 414(c) and for the purposes of a Separation of Service and determining the controlled group but using 50% instead of 80% pursuant to Treasury Regulation 1.409A-1(h)(3).

(b)	“Annual Cash Compensation” with respect to a Change of Control, means Executive’s Base Annual Salary received or receivable by Executive during the year in which the Change of Control occurs, plus the current maximum bonus which could be payable to Executive under the STIP for the calendar year in which the Change of Control occurs calculated on the basis of Executive having fully met all individual performance criteria (financial, personal or otherwise) and annualized for the purpose of this calculation; provided, however, that if the performance criteria for a STIP bonus has not been established for the year of the Change of Control, the STIP amount under this definition shall be calculated using the performance criteria from the immediately preceding calendar year.

(c)	“Base Annual Salary” shall mean only the amount specified in Section 5(a) hereof.

(d)	“Board of Directors” shall mean the board of directors of Tesco Corporation.

(e)

“Cause,” in connection with a termination by Employer, shall mean: (1) embezzlement or theft by Executive of any property of the Company or its Affiliates; (2) any breach by Executive of any material provision of this Agreement; (3) any act by Executive constituting a felony or otherwise involving theft, fraud, gross dishonesty, or moral turpitude; (4) negligence or willful misconduct on the part of Executive in the performance of his duties as an employee, officer, or director of the Company or its Affiliates; (5) Executive’s breach of his fiduciary obligations to the Company or its Affiliates;

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(6) Executive’s material violation or breach of the policies or procedures of the Company and its Affiliates (including but not limited to blackout periods for trading Common Shares); or (7) any chemical dependence of Executive which adversely affects the performance of his duties and responsibilities to the Company or its Affiliates.

(f)	“Change of Control” means: a “Change in Control Event” within the meaning of Treasury Regulation 1.409A-3(i)(5) and described in items 1-3 below or any combination thereof as permitted in the Treasury Regulations with respect to the Company.

(1)	A change in ownership that occurs when one person or a group (as determined for the purposes of Code Section 409A) acquires stock that, combined with stock previously owned controls more than 50% of the value or voting power of the stock of the Company (incremental increases in ownership by a person or group that already owns fifty percent (50%) of the Company do not result in a change in ownership);

(2)	A change in effective control that occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing more than 50% of the voting power of the Company, or (y) the majority of the board of directors of the Company is replaced by persons whose appointment or election is not endorsed by a majority of the board of directors of the Company prior to the date of the appointment or election; or

(3)	A change in ownership of a substantial portion of the assets that occurs on the date that a person or a group acquires, during any 12-month period, assets of the Company having a total gross fair market value equal to more than 50% of the total gross fair market value of all of the Company’s assets; provided, however, that there is no change in control event under this subsection when there is a transfer to: (w) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (x) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer; (y) a person, or more than one person acting as a group, that owns immediately after the asset transfer, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in item (y) within the meaning of Code Section 409A. For the purposes of this paragraph (3) “gross fair market value” shall have the meaning as provided in Code Section 409A.

(g)	“Code” means the Internal Revenue Code of 1986, as amended and the applicable notices, rulings and regulations thereunder.

(h)	“Common Shares” means common shares of the Company, or any successor security issued in lieu therefor.

(i)	“Confidential Information” means information (1) disclosed to or known by Executive as a consequence of or through his employment with Employer; (2) not generally known outside Employer; and (3) which relates to any aspect of Employer, its Affiliates or their business, research, or development. “Confidential Information” includes, but is not limited to, Employer’s and its Affiliates trade secrets, proprietary information, business plans, marketing plans, financial information, compensation and benefit information, cost and pricing information, customer contacts, suppliers, vendors, and information provided to Employer or its Affiliates by a third party under restrictions against disclosure or use by Employer, its Affiliates or others.

(j)	“Conflict of Interest” means any activity which might adversely affect Employer or its Affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer, or other entity with which Employer or its Affiliates does business.

(k)	“Copyright Works” are materials for which copyright protection may be obtained including, but not limited to: literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio-visual works, regardless of the form or manner in which documented or recorded.

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(l)	“Company” or “Employer” means Tesco Corporation.

(m)	“Date of Termination” shall mean the date of termination of Executive’s employment by Employer and shall mean a “Separation from Service” within the meaning of Code Section 409A, which means a termination of the Executive’s employment with the Company (and its controlled group within the meaning of Treasury Regulation 1.409A-1(h)(3)) in accordance with the Company’s policies and procedures; provided that the Company and Executive reasonably anticipate that no further services will be performed after the termination date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if Executive has been providing services to the Company for less than 36 months).

(n)	“Disability” or “Disabled” means any physical or mental incapacity, disease or affliction, as determined by a legally qualified medical practitioner selected by the Company which prevents Executive to a substantial degree from performing his obligations after reasonable accommodation from Employer.

(o)	“Equity-Based Awards” include stock options, restricted stock, restricted stock units, performance vesting stock, performance stock units, and any other award granted by the Employer which derives its value based upon an equity security of the Employer, regardless whether such award is ultimately intended to be settled in stock or cash.

(p)	“Good Reason,” in connection with a termination by Executive means the occurrence of any of the following without Executive’s written consent (except in connection with the termination of the employment of Executive by the Employer for Cause or Disability):

(i)	a material diminution in the Executive’s Base Annual Salary;

(ii)	a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)	a material change in geographic location at which the Executive must perform the services; or

(iv)	any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.

(q)	“Inventions” means inventions (whether patentable or not), discoveries, improvements, designs, and ideas (whether or not shown or described in writing or reduced to practice) including, and in addition to any such Confidential Information or Copyright Works.

(r)	“LTIP” or “Long Term Incentive Plan” means the plan designated by the Company as the Company’s Long-Term Incentive Plan pursuant to which Executive receives Equity Based Awards, as in effect and as amended from time to time.

(s)	“Person” for the purposes of the term Affiliate in Section 2(a) hereof shall mean any partnership, corporation, limited liability company, group, trust or other legal entity.

(t)	“Retirement” means a termination of Executive’s employment under circumstances as shall constitute retirement from the Company for age as determined by the Board of Directors or compensation committee thereof in its sole discretion in accordance with written policies as may be adopted by the Board of Directors or compensation committee thereof from time to time; in absence of the adoption of such policy, the Executive’s resignation after age 65 shall be deemed to be Retirement.

(u)	“STIP” or “Short Term Incentive Plan” means any Company’s annual short term cash bonus plan in which Executive participates, as in effect and as amended from time to time.

3.	Duration. The relationship of employment established by this Agreement shall become effective on May 11, 2009 (the “Effective Date”), and shall continue unless terminated as hereinafter provided.

4.

Duties and Responsibilities. Upon the Effective Date of employment under this Agreement, Executive shall diligently render his services to Employer as Senior Vice President, Marketing and Business Development in a manner customary for such offices or equivalent positions and in accordance with Employer’s directives, and shall use his best efforts and good faith in fulfilling such responsibilities and in accomplishing such

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directives. Executive agrees to devote his full-time efforts, abilities, and attention to the business of Employer, and shall not engage in any activities which will interfere with such efforts. Executive shall well and faithfully serve Employer during the continuance of his employment hereunder and shall use his best efforts to promote the interests of Employer. Executive’s home office will be in Houston, Texas. Executive shall report to the Employer’s President and the Executive Officer or the Employer’s Chief Operating Officer as determined by the President and Chief Executive Officer or the Board of Directors in their sole discretion. Executive hereby acknowledges that he is fiduciary with respect to the Company and its Affiliates and shall act in accordance and otherwise comply with his fiduciary obligation to the Company and its Affiliates.

5.	Compensation and Benefits. In return for the services to be provided by Executive pursuant to this Agreement, Employer agrees to pay Executive as follows:

(a)	Base Annual Salary. Executive shall receive a Base Annual Salary annually of Two Hundred Forty thousand U.S. dollars and no cents ($240,000 U.S.) payable in bi-weekly pay periods, subject to deduction of statutorily required amounts, including but not limited to, withholding for federal, state and local income taxes, and amounts payable by employees of Employer for employee benefits. The annual salary to be paid by Employer to Executive shall be reviewed at least annually and may from time to time be increased (but may not be materially decreased) as approved by Employer (any such increase or immaterial decrease shall then be referred to as “Base Annual Salary” for the purposes of this Agreement).

(b)

Short Term Incentive Plan. Executive may be eligible to be receive an annual Short Term Incentive Plan bonus subject to the terms of the STIP as determined by the Board of Directors or compensation committee thereof in its sole discretion. The components, target and maximum amounts of any STIP bonus shall be a percentage of Executive’s Base Annual Salary as determined by the Board of Directors or compensation committee thereof in its sole discretion. Subject to the foregoing, a portion of the annual STIP bonus may be based upon Employer’s financial performance and a portion of the STIP may be based upon achievement of individual performance objectives, all as may be determined by the Board of Directors or compensation committee thereof in its sole discretion. STIP bonuses for each calendar year shall be payable in the following calendar year as determined by the Board or compensation committee thereof, provided that payment, if any, shall be no later than March 15th of the following year. The Company’s adoption of a STIP bonus for a year does not require the Company to adopt a STIP bonus for any other year. If the Company adopts a STIP bonus for Company employees for a particular year, Executive shall be eligible to participate in such year subject to the foregoing.

(c)	Long Term Incentive Plan. As a member of executive management team, Executive may participate annually in Employer’s Long Term Incentive Plan as determined by and on such terms approved by the Company, the Board of Directors or the compensation committee thereof in its sole discretion. The LTIP may include stock options, restricted stock, stock performance units and/or other types of compensation. The Company’s adoption of a LTIP award for one year does not require the Company to adopt an award or the LTIP in any other year.

(d)

Legal Expenses. Employer shall pay Executive’s reasonable attorneys’ fees incurred in negotiating and finalizing this Agreement up to a maximum of $10,000. Upon reasonable documentation, as determined by the Company, such expenses shall be paid in a cash lump sum payment as soon as administratively feasible but no later than March 15th of the year following the year the expenses are incurred.

(e)	Benefits. Executive shall be entitled to participate in Employer’s various employee benefit plans as same may be constituted from time to time, including without limitation Employer’s 401(k) Plan and Employee Stock Savings Plan, in the same manner as other senior management employees of Employer, subject to the terms and conditions of the plans, as same may be amended or terminated pursuant to their terms from time to time as determined by the Company in its sole discretion.

(f)

Expenses. Executive shall be reimbursed by Employer for all reasonable business expenses incurred by Executive in performance of his duties hereunder upon the submission of appropriate vouchers, bills or receipts for such expenses in accordance with the Employer’s policy, and upon Executive’s reasonable documentation of such expenses, the expenses shall be paid in a cash lump sum payment as soon as reasonably possible but no later than March 15th in the year following the year in which the expenses are incurred.

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(g)	Vacation. Executive will be provided four (4) weeks paid vacation in each calendar year, to be accrued at a prorata monthly rate. Vacation shall be subject to the Employer’s policy and vacation days must be taken in accordance with Employer’s policy, as may be amended from time to time.

6.	Termination.

(a)	Death, Disability or Retirement. Employer may terminate Executive’s employment if he is Disabled for six (6) consecutive months, or for a total of six (6) months during any twelve (12) month period. Executive’s employment will be automatically terminated upon his death or Retirement.

(b)	Termination for Cause. Employer may terminate Executive’s employment by written notice immediately for Cause.

(c)	Termination without Cause. Employer may terminate Executive’s employment without Cause and for any reason upon written notice to Executive.

(d)	Termination by Executive Without Good Reason. Executive may terminate his employment upon thirty (30) days’ written notice to Employer. In the event Executive terminates his employment in this manner, he shall remain in Employer’s employ subject to all terms and conditions of this Agreement for the entire thirty (30) day period unless instructed otherwise by Employer in writing.

(e)	Termination by Executive for Good Reason. Executive may terminate his employment for “Good Reason” by giving the Employer advance written notice of such intent and the grounds thereof within a period not to exceed thirty (30) days after the existence of the event constituting Good Reason. After Executive gives such notice, Employer shall have thirty (30) days to correct the Good Reason event, and if the Employer does not correct the Good Reason event within the prescribed time, the Executive must terminate his employment within sixty-one (61) days of the date of the event constituting Good Reason in order to be entitled to any benefits under Section 7(d) of this Agreement. In addition, once an event constitutes Good Reason, if Employer does not correct the event and if Executive does not give notice (as described above) and terminate his employment within sixty-one (61) days of the event, such specific instance of the event shall no longer constitute Good Reason under this Agreement.

(f)	Resignation of All Positions. Executive agrees that after any termination of his employment, he will tender his resignation from any position he may hold as an officer or director of the Company or any Affiliate or otherwise associated companies.

7.	Severance. Executive shall be entitled to the following compensation upon termination of his employment under the following circumstances:

(a)

Death, Disability or Retirement. In the event Executive’s employment is terminated as a result of his death, Disability or Retirement, Executive’s rights under any Equity-Based Awards or other compensation rights or awards shall be determined in accordance with the controlling plan documents and award agreements and his unpaid Base Annual Salary shall be paid through to the Date of Termination in accordance with the Company’s normal payroll practices. Any unpaid STIP bonus for a calendar year preceding the calendar year of Executive’s Date of Termination shall be paid when the STIP bonus for other participants is paid but in no event later than March 15th following the end of the calendar year of the applicable STIP bonus. Executive’s award under any STIP to which he would otherwise be entitled in the calendar year of his Date of Termination shall be prorated for the period of his participation in the STIP during the relevant calendar year, and payable at the same time other participants in the STIP receive payment but in any event no later than March 15th after the end of the calendar year of the Date of Termination. Executive shall not otherwise be entitled to receive any further compensation under this Agreement. Executive shall be reimbursed for all expenses incurred and in accordance with Section 5(f); Executive shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time and Executive shall be entitled to all benefits under Section 5(e) subject to the terms and conditions of the applicable plan documents and arrangements, as amended from time to time.

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(b)

Termination for Cause or Resignation of Executive Without Good Reason. If Executive is terminated by the Company for Cause or if Executive resigns or otherwise terminates without Good Reason, no STIP bonus for the calendar year of his Date of Termination will be paid, all other benefits and rights, including Equity-Based Awards shall be determined under the then governing plans and award agreements, and his unpaid Base Annual Salary shall be paid through to the Date of Termination in accordance with the Company’s normal payroll practices. Any unpaid STIP bonus for a calendar year preceding the calendar year of Executive’s Date of Termination shall be paid in accordance with the terms of the applicable STIP and when the STIP bonus for other participants is paid but in no event later than March 15th following the end of the calendar year of the applicable STIP bonus. Executive shall be reimbursed for all expenses incurred and in accordance with Section 5(f); Executive shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time and Executive shall be entitled to all benefits under Section 5(e) subject to the terms and conditions of the applicable plan documents and arrangements, as amended from time to time.

(c)

Without Cause. In the event Executive’s employment with Employer is terminated by the Company without Cause, the Company shall pay Executive an amount equal to one (1) times his Base Annual Salary in a lump sum cash payment as soon as administratively feasible but no later than March 15th following the calendar year of the Date of Termination. Executive’s rights under any Equity-Based Awards or other compensation rights or awards shall be determined according to the controlling plan documents and award agreements and his unpaid Base Annual Salary shall be paid through to his Date of Termination in accordance with the Company’s normal payroll practices. Any unpaid STIP bonus for a year preceding the calendar year of Executive’s Date of Termination shall be paid when the STIP bonus for other participants is paid but in no event later than March 15th following the calendar year of the applicable STIP bonus. The Company shall pay Executive the Executive’s award under any STIP for the calendar year of his Date of Termination (a) calculated on the basis of Executive having fully met all individual performance criteria (financial, personal or otherwise) for a target bonus (which will not include any multiplier that may be applicable to result in a maximum bonus), (b) paid on the basis of a deemed twelve (12) month calendar year participation in the plan, and (c) payable at the same time other participants in the plan receive payment but no later than March 15th after the end of the calendar year of the Date of Termination. Executive shall be reimbursed for all expenses incurred and in accordance with Section 5(f); Executive shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time and Executive shall be entitled to all benefits under Section 5(e) subject to the terms and conditions of the applicable plan documents and arrangements, as amended from time to time.

(d)

Termination by Executive for Good Reason. In the event that Executive terminates his employment with Employer for Good Reason, the Company shall pay Executive an amount equal to one (1) times his Base Annual Salary in cash lump sum as soon as administratively feasible but no later than March 15th following the calendar year of the Date of Termination. Executive’s rights under any Equity-Based Awards or other compensation rights or awards or benefits shall be determined according to the controlling plan documents and award agreements and his unpaid Base Annual Salary through to the Date of Termination in accordance with the Company’s normal payroll practices. Any unpaid STIP bonus for a year preceding the calendar year of Executive’s Date of Termination shall be paid when the STIP bonus for other participants is paid but in no event later than March 15th following the calendar year of the applicable STIP bonus. The Company shall pay Executive the Executive’s award under any STIP for the calendar year of his Date of Termination (a) calculated on the basis of Executive having fully met all individual performance criteria (financial, personal or otherwise) for a target bonus (which will not include any multiplier that may be applicable to result in a maximum bonus), (b) paid on the basis of a deemed twelve (12) month calendar year participation in the plan, and (c) payable at the same time other participants in the plan receive payment but no later than March 15th after the end of the calendar year of the Date of Termination. Executive shall be reimbursed for all expenses incurred and in accordance with Section 5(f); Executive shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time and Executive shall be entitled to all benefits under Section 5(e) subject to the terms and conditions of the applicable plan documents and arrangements, as amended from time to time.

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(e)	Change of Control. Notwithstanding the foregoing provisions (a) – (d) of this Section 7 and in lieu thereof, in the event of a Change of Control and within 12 months following the Change of Control (1) Executive’s employment is terminated by Employer other than for Cause, Disability or death, or (2) Executive’s employment is terminated by Executive for Good Reason, then:

(i)

The Company shall pay Executive as soon as administratively feasible after the Date of Termination but no later than March 15th following the calendar year of the Date of Termination, a lump sum amount equal to two (2) times Executive’s Annual Cash Compensation;

(ii)	Executive’s rights under any Equity-Based Awards or other compensation rights, benefits or awards shall be as provided in the governing plan and/or award agreements and his unpaid Base Annual Salary shall be paid through to his Date of Termination;

(iii)

Any unpaid STIP bonus for a calendar year preceding the calendar year of Executive’s Date of Termination shall be paid when the STIP bonus for other participants is paid but in no event later than March 15th following the calendar year of the applicable STIP bonus;

(iv)	Notwithstanding the provision of any agreement to the contrary and only for the purposes of this Section 7(e)(iv), upon a Change of Control (excluding the requirement that Executive terminate for Good Reason or without Cause), the Company shall cause all of Executive’s existing unvested Equity-Based Awards to be accelerated and vested immediately and payment or issuance of shares of Common Shares shall be made pursuant to the applicable plans and/or award agreements;

(v)	Executive shall be reimbursed for all expenses incurred and in accordance with Section 5(f); Executive shall be paid all accrued unused vacation in accordance with the Company’s vacation policy, as amended from time to time and Executive shall be entitled to all benefits under Section 5(e) subject to the terms and conditions of the applicable plan documents and arrangements, as amended from time to time;

(vi)	Company shall pay a lump sum amount equal to the cost of continuation of group health coverage under COBRA for a period of 18 months based upon the rates of such COBRA coverage for the coverage as in effect for Executive (and his dependents, if applicable) on his Date of Termination to be paid in a cash lump sum payment at the same time payment under Section 7(e)(i) is made;

(vii)	If any payments are payable under this Section 7(e), in no event will any amounts be paid or payable under Section 7(a)-(d).

(f)	Release of All Claims. In order to receive any payments (other than any unpaid Base Annual Salary and accrued vacation through to his Date of Termination, if applicable) pursuant to Section 7(c), (d) or (e), Executive shall first be required to repay any amounts then due and owing by Executive to the Company, and Executive shall be required to execute and return a release in a form and substance satisfactory to the Company which releases the Company and its Affiliates, and their officers, employees, and directors and any employee benefit plan (and any other Company related person as specified in the release) (the “Company Group”) of any claims which the Executive may have as against the Company Group and such release must be effective and not revoked within the time prescribed in the release and the release must be returned and effective within the time period specified by the Company in the release but in no event later than 60 days after Executive’s Date of Termination.

(g)	No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Executive as a result of employment. Employer’s obligation to make the payments provided for in this Agreement (including, but not limited to, the payment under Section 7(c), (d) or (e)) and otherwise perform its obligations hereunder shall not be affected by any counterclaim, recoupment, defense or other claim, right or action which Employer may have against Executive or others, exclusive of payroll withholdings required by law.

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(h)	Specified Employees. If Executive is deemed to be a “Specified Employee” (as that term is defined in Code Section 409A) as of the date of his Separation from Service (defined under Code Section 409A) as determined by the Company, the payment of any amount under this Agreement on account of Separation from Service that is deferred compensation subject to the provisions of Code Section 409A and not otherwise excluded from Code Section 409A, including, but not limited to any payments under Section 7(i) or Section 25, shall not be paid until the later of the first business day that is at least six months after the date after Executive’s Separation from Service or the date the payment is otherwise payable under this Agreement (the “Waiting Period”). Any payments that would have been made to the Employee during the Waiting Period but for this Section 7(h) shall instead be made to the Executive in the form of a lump sum payment on the date that payments commence pursuant to the preceding sentence with interest (calculated at the short-term applicable federal rate compounded semi-annually) on the amount not paid during the Waiting Period from the Date of Termination through the date of payment; provided, however, that if any reimbursement payments under Section 25 are postponed pursuant to this Section 7(h), then no interest shall be paid pursuant to Section 25 but shall instead be paid pursuant to this Section 7(h) for the Waiting Period.

(i)	Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this section) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross Up Payment, the Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Payments. Executive acknowledges that the Gross Up Payment can be withheld from Executive by the Company and, instead, paid to the Internal Revenue Service on behalf of the Executive.

All determinations required to be made under this Section 7(i) with respect to the Excise Tax imposed by Section 4999 of the Code, including whether and when the Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm selected by the Company. All fees and expenses of the accounting firm shall be borne solely by the Company. Any determination by the accounting firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the accounting firm hereunder, it is possible that Gross Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in this Section 7(i) that the Executive is required to make a payment of any Code Section 4999 Excise Tax, the accounting firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive within five days of the receipt of the accounting firm’s determination of the amount of the Underpayment.

The Executive shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive actually receives notice in writing of such claim. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)	give the Company any information reasonably requested relating to such claim;

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(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this section, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine.

(v)	Notwithstanding anything in this section to the contrary, unless an earlier payment date is specified above, the Company shall, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v), pay Executive (or pay on the Executive’s behalf) all amounts to which the Executive is entitled under this section no later than the end of the second calendar year following the calendar year in which the Excise Tax or Tax is remitted to the Internal Revenue Service (or in the case of costs and expenses payable where it is determined that no Excise Tax or Tax is owed by the Executive, no later than the end of the second calendar year following the calendar year in which there is a final and non-appealable settlement or other resolution of the contest).

8.	Inventions, Confidential Information, Patents, and Copyright Works.

(a)	Notification of Company. Upon conception, all Inventions, Confidential Information, and Copyright Works shall become the property of Employer (or the United States Government where required by law) whether or not patent or copyright registration applications are filed for such subject matter. Executive will communicate to Employer promptly and fully all Inventions, or suggestions (whether or not patentable), all Confidential Information or Copyright Works made, designed, created, or conceived by Executive (whether made, designed, created, or conceived solely by Executive or jointly with others) during the period of his employment with Employer: (a) which relate to the actual or anticipated business, research, activities, or development of Employer at the time of the conception; or (b) which result from or are suggested by any work which Executive has done or may do for or on behalf of Employer; or (c) which are developed, tested, improved, or investigated either in part or entirely on time for which Executive was paid by Employer, or using any resources of Employer.

(b)	Transfer of Rights. Executive agrees, during his employment with Employer, to assign and transfer to and does hereby assign and transfer to Employer Executive’s entire right, title, and interest in all Inventions, Confidential Information, Copyright Works and Patents prepared, made or conceived by or in behalf of Executive (solely or jointly with others): (a) which relate in any way to the actual or anticipated business of Employer, or (b) which relate in any way to the actual or anticipated research or development of Employer, or (c) which are suggested by or result, directly or indirectly, from any task assigned to Executive or in which Executive otherwise engages in behalf of Employer. Executive also agrees to do all things necessary to transfer to Employer Executive’s entire right, title, and interest in and to all such Inventions, Confidential Information, Copyright Works or Patents as Employer may request, on such forms as Employer may provide, at any time during or after Executive’s employment. Executive will promptly and fully assist Employer during and subsequent to his employment in every lawful way to obtain, protect, and enforce Employer’s patent, copyrights, trade secret or other proprietary rights for Inventions, Confidential Information, Copyright Works or Patents in any and all countries.

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(c)	Notice of Rights Under State Statutes. No provision in this Agreement is intended to require assignment of any of Executive’s rights in an Invention for which no equipment, supplies, facilities, Confidential Information, Copyright Works, Inventions, Patents or information of Employer was used, and which was (1) developed entirely on Executive’s own time; (2) does not relate directly or indirectly to the business of Employer or to the actual or demonstrably anticipated research or development of Employer; and (3) does not result from any work performed by Executive for Employer or assigned to Executive by Employer.

(d)	Rights in Copyrights. Unless otherwise agreed in writing by Employer, all Copyright Works prepared wholly or partially by Executive (alone or jointly with others) within the scope of his employment with Employer, shall be deemed a “work made for hire” under the copyright laws and shall be owned by Employer. Executive understands that any assignment or release of such works can only be made by Employer. Executive will do everything reasonably necessary to enable Employer or its nominee to protect its rights in such works. Executive agrees to execute all documents and to do all things necessary to vest in Employer Executive’s right and title to copyrights in such works. Executive shall not assist or work with any third party that is not an employee of Employer to create or prepare any Copyright Works without the prior written consent of Employer.

(e)	Assistance in Preparation of Applications. During and after employment Executive will promptly and fully assist, if requested by Employer, in the preparation and filing of Patents and Copyright Registrations in any and all countries selected by Employer and will assign to Employer Executive’s entire right, title, and interest in and to such Patents and Copyright Registrations, as well as all Inventions or Copyright Works to which such Patents and Copyright Registrations pertain, to enable any such properties to be prosecuted under the direction of Employer and to ensure that any Patent or Copyright Registration obtained will validly issue to Employer.

(f)	Execute Documents. During and after employment Executive will promptly sign any and all lawful papers, take all lawful oaths, and do all lawful acts, including testifying, at the request of Employer, in connection with the procurement, grant, enforcement, maintenance, exploitation, or defense against assertion of any patent, trademark, copyright, trade secret or related rights, including applications for protection or registration thereof. Such lawful papers include, but are not limited to, any and all powers, assignments, affidavits, declarations and other papers deemed by Employer to be necessary or advisable.

(g)	Keep Records. Executive will keep and regularly maintain adequate and current written records of all Inventions, Confidential Information, and Copyright Works he participates in creating, conceiving, developing, and manufacturing. Such records shall be kept and maintained in the form of notes, sketches, drawings, reports, or other documents relating thereto, bearing at least the date of preparation and the signatures or name of each employee contributing to the subject matter reflected in the record. Such records shall be and shall remain the exclusive property of Employer and shall be available to Employer at all times.

(h)	Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Inventions, Confidential Information, or Copyright Works and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with Employer shall be the exclusive property of Employer, shall not be copied and/or removed from the premises of Employer, except in pursuit of the business of Employer, and shall be delivered to Employer, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by Employer. Employer shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of Employer upon termination of Executive’s employment and at any time during employment by Employer, to ensure compliance with the terms of this Agreement.

(i)	Other Contracts. Executive represents and warrants that he is not a Party to any existing contract relating to the granting or assignment to others of any interest in Inventions, Confidential Information, Copyright Works or Patents hereafter made by Executive except insofar as copies of such contracts, if any, are attached to this Agreement.

EMPLOYMENT AGREEMENT	Page 10

(j)	Assignment After Termination. Executive recognizes that ideas, Inventions, Confidential Information, Copyright Works, Copyright Registrations or Patents relating to his activities while working for Employer that are conceived or made by Executive, alone or with others, within one (1) year after termination of his employment may have been conceived in significant part while Executive was employed by Employer. Accordingly, Executive agrees that such ideas, Inventions, Confidential Information, Copyright Works, Copyright Registrations or Patents shall be presumed to have been conceived and made during his employment with Employer and are to be assigned to Employer in accordance with this Section 8.

(k)	Prior Conceptions. At the end of this Section 8(k), Executive has set forth what he represents and warrants to be a complete list of all Inventions, if any, patented or unpatented, or Copyright Works, including a brief description thereof (without revealing any confidential or proprietary information of any other Party) which Executive participated in the conception, creation, development, or making of prior to his employment with Employer and for which Executive claims full or partial ownership or other interest, or which are in the physical possession of a former employer and which are therefore excluded from the scope of this Agreement. If there are no such exclusions from this Agreement, Executive has so indicated by writing “None” below in his own handwriting.

Prior Conceptions:

None

9.	Non-Competition, Non-Solicitation, and Confidentiality. Employer and Executive acknowledge and agree that while Executive is employed pursuant to this Agreement, Employer will give Executive access to Confidential Information of Employer to which Executive did not have access prior to signing this Agreement and which Executive may need and use during such employment, the receipt of which is hereby acknowledged by Executive; Executive will be provided with specialized training on how to perform his duties; and will be provided contact with Employer’s customers and potential customers. In consideration of all of the foregoing, Employer and Executive agree as follows:

(a)	Non-Competition During Employment. Executive agrees that for the duration of this Agreement, he will not compete with Employer by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which Employer provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, employee, contractor, joint venture, or otherwise, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer.

(b)	Non-Competition After Employment. Executive agrees that for a period of one (1) year after termination of his employment with Employer for any reason he will not compete with Employer in the United States or Canada by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which Employer provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, employee, contractor, joint venture, or otherwise, either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer where trade secrets and other Confidential Information gained by Executive during his employment with Employer would be useful in such new employment, partnership, venture or otherwise; provided that Executive may accept employment with a business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Employer if Executive is employed by a division, affiliate, or subsidiary that does not offer or perform services, or offer or provide products substantially similar to the services and products provided by Employer and Executive understands and agrees that he cannot perform any services for the division, subsidiary, or affiliate which does compete with Employer.

EMPLOYMENT AGREEMENT	Page 11

(c)	Conflicts of Interest. Executive agrees that for the duration of this Agreement, he will not engage, either directly or indirectly, in any Conflict of Interest, and that Executive will promptly inform a corporate officer of Employer as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to Employer any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

(d)	Non-Solicitation of Customers. Executive further agrees that, for the duration of this Agreement, and for a period of one (1) year after the termination of this Agreement for any reason, he will not solicit or accept any business, for services or products substantially similar to the services or products offered by Employer, from any customer or client or prospective customer or client with whom Executive dealt, had contact with or solicited during the time Executive was employed by Employer.

(e)	Non-Solicitation of Employees. Executive agrees that for the duration of this Agreement, and for a period of one (1) year after the termination of this Agreement for any reason, he will not either directly or indirectly, on his own behalf or on behalf of others, solicit, attempt to hire, or hire any person employed by Employer to work for Executive or for any other entity, firm, corporation, or individual; provided however, that nothing in this Section 9 shall prohibit a future employer of Executive from soliciting, attempting to hire, or hiring any person employed by Employer so long as Executive is not directly or indirectly involved in the process including, but not limited to providing or suggesting (directly or indirectly) names of such employees to anyone for purposes of possible employment and/or directing such employees to contact anyone for purposes of possible employment.

(f)	Confidential Information. Executive further agrees that he will not, except as Employer may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish, or otherwise disclose to any third Party any Confidential Information or proprietary information of Employer, or authorize anyone else to do these things at any time either during or subsequent to his employment with Employer. This Section 9(f) shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement for any reason. Executive’s obligations under this Section 9(f) of this Agreement with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of Employer include matters that Executive conceives or develops, as well as matters Executive learns from other employees of Employer.

(g)	Prior Disclosure. Executive represents and warrants that he has not used or disclosed any Confidential Information he may have obtained from Employer prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

(h)	Confidential Information of Prior Employers. Executive will not disclose or use during the period of his employment with Employer any proprietary or confidential information or copyright works, which Executive may have acquired because of employment with an employer other than Employer.

(i)	Time Period Tolled. The time periods referenced in this Section 9 during which Executive is restrained from competing against Employer shall not include any period of time during which Executive is in breach of this Agreement. Said time periods referenced in this Section 9 will be tolled, such that Employer will receive the full benefit of the time period in the event Executive breaches this Agreement.

(j)	Breach. Executive agrees that any breach of Sections 9(a), (b), (c), (d), (e) or (f) above cannot be remedied solely by money damages, and that in addition to any other remedies Employer may have, Employer is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting Employer’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement.

(k)	Independent Covenants. All covenants contained in Section 9 of this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

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10.	Return of Company Property. Executive agrees to execute and deliver such documents and take all other actions as Employer may request from time to time in order to effect the transfer and delivery to Employer of any Employer or its Affiliate’s assets in the possession or subject to the control of Executive including, without limitation, Employer or its Affiliate’s computers, printers, books, records, files, databases, software, Confidential Information, and other documents in whatever form or medium and wherever located, and Employer or its Affiliate’s credit cards, travel authority cards, parking and identification badges.

11.	Right to Enter Agreement. Executive represents and covenants to Employer that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a Party or by which he is bound.

12.	Assignment. This Agreement may be assigned by Employer, but cannot be assigned by Executive. An assignment of this Agreement by Employer shall not relieve Employer of any liability or obligation under this Agreement except any such assignment in connection with or as a result of a Change of Control (including, but not limited to, by operation of law).

13.	Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

14.	Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, by hand delivery or by overnight delivery service addressed as follows:

If to Executive:	Fernando Assing
8503 Iron Tree Lane
Katy, TX, 77494

If to Employer:	Tesco Corporation
Attn: President and Chief Executive Officer
3993 West Sam Houston Parkway North, Suite 100
Houston, TX 77043-1211

With a copy to:	Tesco Corporation
Attn: General Counsel
3993 West Sam Houston Parkway North, Suite 100
Houston, TX 77043-1211

15.	Waiver. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

16.	Severability. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect. Furthermore, any breach by Employer of any provision of this Agreement shall not excuse Executive’s compliance with the requirements of Sections 8 or 9, to the extent they are otherwise enforceable.

17.

Arbitration. Except with respect to injunctive relief which may be sought by the Company or Executive from a court in Harris County, Texas, to which the Parties hereby submit to personal jurisdiction, the Parties agree to resolve any and all claims or controversies past, present, or future arising out of or relating to this Agreement, Executive’s employment and/or termination of employment with the Company, including but not limited to claims for wrongful termination of employment, and claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Equal Pay Act, the Fair Labor Standards Act, Chapter 21 of the Texas Labor Code, formerly known as the Texas Commission on Human Rights Act, the retaliatory discharge provisions of the Texas Worker’s Compensation Act, the Texas Pay Day Act, and any similar state law or local ordinance to binding arbitration under the Federal Arbitration Act, before one neutral arbitrator in the City of Houston, State of Texas, under the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes. If the Parties cannot agree on one arbitrator, a list of seven (7) arbitrators will be requested from AAA, and the arbitrator will be selected using alternate strikes with Executive striking first. Except as expressly awarded in arbitration and subject to

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Section 25 below, the Parties further agree that each party shall be responsible for its own expenses, including but not limited to attorneys’ fees in connection with the cost of the arbitration except that the fees of the arbitrators shall be shared equally by Executive and the Company, and collective actions are not permissible unless agreed upon by the parties in writing, that administrative proceedings under the National Labor Relations Act and Title VII of the Civil Rights Act are not precluded, the work of Executive involves interstate commerce, the award rendered by the arbitrator is final and binding, and judgment thereon may be entered in any court having jurisdiction thereof. The invalidity or unenforceability of any provision of this paragraph shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect; provided, however, that any claim the Company has for breach of the covenants contained in Sections 8 and 9 of this Agreement shall not be subject to mandatory arbitration, and may be pursued in a court of law or equity.

18.	Entire Agreement. The terms and provisions contained herein shall constitute the entire agreement between the Parties with respect to Executive’s employment with Employer during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing agreements entered into between Executive and Employer relating generally to the same subject matter, if any, and shall be binding upon Executive’s heirs, executors, administrators, or other legal representatives or assigns.

19.	Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of Employer.

20.	Understand Agreement. Executive represents and warrants that he has read and understood each and every provision of this Agreement, acknowledges that he has obtained independent legal advice from attorneys of his choice, and confirms that Executive has freely and voluntarily entered into this Agreement.

21.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving any effect to the conflict of laws provisions thereof.

22.	Code Section 409A. The parties agree that the Company may amend and/or operate this Agreement to be exempt from or to comply with Code Section 409A including, but not limited to, using the definitions or other terms required by Code Section 409A and including without limitation any notices, rulings, interpretations or regulations issued under Code Section 409A after the date hereof to avoid the application of penalty taxes under Code Section 409A. The Company and Executive shall cooperate in good faith for the adoption of such amendments and/or the operation of the Agreement to avoid the application of penalty taxes under Code Section 409A.

23.	No Guarantee of Tax Consequences. None of the Company nor any of its Affiliates or their officers, directors or employees guarantees or shall be responsible or liable for the federal, state, local, domestic and foreign, tax consequences to Executive respecting any payments or benefits provided to Executive under this Agreement (except the Company shall provide the additional payments expressly provided for in Section 7(i)), including but not limited to, any excise taxes that may be imposed under Code Section 409A. Executive acknowledges that the Company has advised him to consult his own counsel and/or tax advisor respecting all of the terms of this Agreement, including but not limited to, Sections 7, 8 and 9.

24.	Withholding Taxes. The Company may withhold from all salary, bonuses, or other benefits or payments under this Agreement all federal, state, local, domestic and foreign, taxes as shall be required pursuant to any law or governmental ruling or regulation as reasonably determined by the Company.

25.

Legal Fees on Change of Control. If a Date of Termination occurs after a Change of Control occurs, the Company agrees, upon reasonable documentation, to reimburse to the full extent permitted by law, all legal fees and expenses to a maximum of fifty thousand dollars (US$50,000.00) which Executive, Executive’s legal representatives or Executive’s family may reasonably incur arising out of or in connection with any arbitration or litigation, if applicable, concerning the validity or enforceability of any provision of the Agreement, or any action by Executive, Executive’s legal representatives, or Executive’s family to enforce his or their rights under this Agreement, regardless of the outcome of such arbitration or litigation and Corporation agrees to pay interest, compounded quarterly, on the total unpaid amount payable under this Agreement commencing the 15th business day after the Company has been provided reasonable documentation (such documentation must be provided within 45 days after the expenses are incurred) until such amount is fully paid, such interest

EMPLOYMENT AGREEMENT	Page 14

to be calculated at a rate equal to two percent (2%) in excess of the prime commercial lending rate announced from time to time by J.P. Morgan Chase Bank or its successor during the period of such nonpayment. The expenses that may be reimbursed under this Section 25 shall in no way modify the Executive’s duty to arbitrate any such claims or the arbitration provisions under Section 17. Notwithstanding the foregoing, to the extent that Code Section 409A is applicable to the expenses under this subsection, and to the extent that no exception under Code Section 409A is applicable, the following shall apply: (a) all expenses that are includable in income to be paid under this subsection shall only be paid if such expenses are incurred prior to the last day of the second calendar year following the calendar year in which the Date of Termination occurs; (b) all expenses must be paid by the end of the third year following the calendar year in which the Date of Termination occurs; (c) the Executive (or his legal representative or family) must provide the Company with reasonable documentation of such expenses; (d) payments for such expenses will be made within 15 business days after reasonable documentation of the expenses incurred has been provided to the Company (and such documentation must be provided within 45 days after the expenses are incurred) but in no event later than the end of Executive’s taxable year following the year in which the expenses were incurred; and (e) the payments under this subsection cannot be substituted for another benefit.

26.	Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. This Agreement may be executed by portable document format (pdf) or facsimile signature which signature shall be binding upon the Parties.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date first written above.

EXECUTIVE			EMPLOYER

FERNANDO ASSING			TESCO CORPORATION

Signature:	/s/ Fernando Assing	By:	/s/ Julio M. Quintana
	Fernando Assing		Julio M. Quintana
President and Chief Executive Officer

Date: 11 May 09			Date: 6/18/09

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